Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (Nos. 333-126097, 333-130557 and 333-136926) and Form S-8 (Nos. 333-115130, 333-102775, 333-98205 and 333-86856) of Pogo Producing Company of our report dated March 1, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 1, 2007